UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.     )*

Under the Securities Exchange Act of 1934

CLEARWAY ENERGY, INC.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

Class C Common Stock, par value $0.01 per share

(Title of Class of Securities)

18539C105 (Class A Common Stock)

18539C204 (Class C Common Stock)

(CUSIP Number)

February 25, 2019 (for Class A Common Stock)

February 21, 2019 (for Class C Common Stock)

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Strategies Master Fund Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.4% of outstanding Class A Common Stock 3.5% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Fund Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.4% of outstanding Class A Common Stock 3.5% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Operating LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.4% of outstanding Class A Common Stock 3.5% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Capital LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.4% of outstanding Class A Common Stock 3.5% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ST Management Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 836,530 shares of Class A Common Stock 2,563,376 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.4% of outstanding Class A Common Stock 3.5% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Fund (Delaware), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 411,513 shares of Class A Common Stock 1,141,846 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 411,513 shares of Class A Common Stock 1,141,846 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 411,513 shares of Class A Common Stock 1,141,846 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.2% of outstanding Class A Common Stock 1.6% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 411,513 shares of Class A Common Stock 1,141,846 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 411,513 shares of Class A Common Stock 1,141,846 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 411,513 shares of Class A Common Stock 1,141,846 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.2% of outstanding Class A Common Stock 1.6% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo TR Enhanced Levered Yield LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 46,640 shares of Class A Common Stock 68,443 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 46,640 shares of Class A Common Stock 68,443 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 46,640 shares of Class A Common Stock 68,443 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo TR Opportunistic, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.7% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Master Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.7% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.7% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Master Fund Enhanced LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 198,366 shares of Class A Common Stock 506,459 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.7% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Enhanced Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 245,006 shares of Class A Common Stock 574,902 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 245,006 shares of Class A Common Stock 574,902 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 245,006 shares of Class A Common Stock 574,902 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7% of outstanding Class A Common Stock 0.8% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 21,640 shares of Class A Common Stock 28,547 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 21,640 shares of Class A Common Stock 28,547 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,640 shares of Class A Common Stock 28,547 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock Percentage amounts to less than one-tenth of a percent of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 21,640 shares of Class A Common Stock 28,547 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 21,640 shares of Class A Common Stock 28,547 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,640 shares of Class A Common Stock 28,547 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock Percentage amounts to less than one-tenth of a percent of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SA Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 20,825 shares of Class A Common Stock 17,325 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 20,825 shares of Class A Common Stock 17,325 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,825 shares of Class A Common Stock 17,325 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock Percentage amounts to less than one-tenth of a percent of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Arrowhead Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 410,680 shares of Class A Common Stock 950,537 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 410,680 shares of Class A Common Stock 950,537 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 410,680 shares of Class A Common Stock 950,537 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.2% of outstanding Class A Common Stock 1.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.1% of outstanding Class A Common Stock 7.4% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.1% of outstanding Class A Common Stock 7.4% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.1% of outstanding Class A Common Stock 7.4% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,099,361 shares of Class A Common Stock 5,455,943 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.1% of outstanding Class A Common Stock 7.4% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Clearway Energy, Inc.
(b)	Address of Issuer’s Principal Executive Offices 804 Carnegie Center Princeton, New Jersey 08540

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (ii) Apollo ST Fund Management LLC (“ST Management”), (iii) Apollo ST Operating LP (“ST Operating”), (iv) Apollo ST Capital LLC (“ST Capital”), (v) ST Management Holdings, LLC (“ST Management Holdings”), (vi) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (vii) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (viii) Apollo TR Enhanced Levered Yield LLC (“TR Levered Yield”), (ix) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (x) Apollo Total Return Master Fund LP (“TR Master Fund”), (xi) Apollo Total Return Management LLC (“TR Management”), (xii) Apollo Total Return Master Fund Enhanced LP (“TR Enhanced”), (xiii) Apollo Total Return Enhanced Management LLC (“TR Enhanced Management”), (xiv) Apollo Credit Management, LLC (“ACM LLC”), (xv) Apollo Capital Credit Management, LLC (“ACCM LLC”), (xvi) Apollo SA Management, LLC (“SA Management”), (xvii) Apollo Arrowhead Management, LLC (“Arrowhead Management”), (xviii) Apollo Capital Management, L.P. (“Capital Management”), (xix) Apollo Capital Management GP, LLC (“Capital Management GP”), (xx) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxi) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

Credit Strategies, A-N Credit, TR Levered Yield, and TR Opportunistic each hold securities of the Issuer.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.  A-N Credit Management serves as the investment manager for A-N Credit.

TR Master Fund and TR Enhanced are the shareholders of TR Opportunistic. TR Management serves as the investment manager for TR Master Fund and TR Enhanced Management serves as the investment manager for TR Enhanced as well as for TR Levered Yield.

ACM LLC provides investment management services for Franklin K2 Long Short Credit Fund (“Franklin K2”).  ACCM LLC is the sole member of ACM LLC.  SA Management provides investment management services for Franklin Templeton Investment Funds - Franklin K2 Long/Short Credit Fund (“FTIF-Franklin K2”). Arrowhead Management provides investment management services to San Bernardino County Employees’ Retirement Association (“SBCERA”).

Capital Management serves as the sole member of A-N Credit Management, ACCM LLC, SA Management and Arrowhead Management, and the sole member and manager of ST Management Holdings, TR Management, TR Enhanced

Management, and provides investment management services for K2 Apollo Liquid Credit Master Fund Ltd (“K2 Apollo”).  Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Credit Strategies, TR Opportunistic, TR Master Fund and TR Enhanced is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.  The principal office of A-N Credit and TR Levered Yield is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
Credit Strategies and TR Opportunistic are exempted companies incorporated in the Cayman Islands with limited liability. ST Operating, A-N Credit, Capital Management and Management Holdings are each Delaware limited partnerships.  TR Master Fund and TR Enhanced are each exempted limited partnerships registered in the Cayman Islands. TR Levered Yield, ST Management, ST Capital, ST Management Holdings, A-N Credit Management, TR Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, Capital Management GP, and Management Holdings GP are each Delaware limited liability companies.

(d)

Title of Class of Securities
Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”)

Class C Common Stock, par value $0.01 per share (the “Class C Common Stock,” and together with Class A Common Stock, the “Common Stock”)

(e) CUSIP Number 18539C105 (Class A Common Stock) 18539C204 (Class C Common Stock)

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:
		Class A Common Stock	Class C Common Stock
	Credit Strategies	836,530	2,563,376
	ST Management	836,530	2,563,376
	ST Operating	836,530	2,563,376
	ST Capital	836,530	2,563,376
	ST Management Holdings	836,530	2,563,376
	A-N Credit	411,513	1,141,846
	A-N Credit Management	411,513	1,141,846
	TR Levered Yield	46,640	68,443
	TR Opportunistic	198,366	506,459
	TR Master Fund	198,366	506,459
	TR Management	198,366	506,459
	TR Enhanced	198,366	506,459
	TR Enhanced Management	245,006	574,902
	ACM LLC	21,640	28,547
	ACCM LLC	21,640	28,547
	SA Management	20,825	17,325
	Arrowhead Management	410,680	950,537
	Capital Management	2,099,361	5,455,943
	Capital Management GP	2,099,361	5,455,943
	Management Holdings	2,099,361	5,455,943
	Management Holdings GP	2,099,361	5,455,943

The number of shares of Common Stock reported as beneficially owned in this Schedule 13G is as of February 28, 2019. The number of shares of Common Stock reported as beneficially owned by ACM LLC and ACCM LLC are held by Franklin K2, for which ACM LLC has the authority to vote and to make investment decisions. The number of shares of Common Stock reported as beneficially owned by SA Management are held by FTIF-Franklin K2, for which SA Management has the authority to vote and to make investment decisions. The number of shares reported as beneficially owned by Arrowhead Management include 410,680 shares of Class A Common Stock and 950,537 shares of Class C Common Stock held by SBCERA, for which Arrowhead Management has the authority to vote and to make investment decisions. The number of shares reported as beneficially owned by Capital Management include, among others, 153,167 shares of Class A Common Stock and 179,410 shares of Class C Common Stock held by K2 Apollo, for which Capital Management has the authority to vote and to make investment decisions.  The shares of Common Stock reported as beneficially owned by ST Management Holdings, ACCM LLC, and SA Management are also included in the shares reported as beneficially owned by Capital Management, Capital Management GP, Management Holdings and Management Holdings GP.

Credit Strategies, A-N Credit, TR Levered Yield and TR Opportunistic each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, TR Master Fund, TR Management, TR Enhanced, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
		Class A Common Stock	Class C Common Stock
	Credit Strategies	2.4%	3.5%
	ST Management	2.4%	3.5%
	ST Operating	2.4%	3.5%
	ST Capital	2.4%	3.5%
	ST Management Holdings	2.4%	3.5%
	A-N Credit	1.2%	1.6%
	A-N Credit Management	1.2%	1.6%
	TR Levered Yield	0.1%	0.1%
	TR Opportunistic	0.6%	0.7%
	TR Master Fund	0.6%	0.7%
	TR Management	0.6%	0.7%
	TR Enhanced	0.6%	0.7%
	TR Enhanced Management	0.7%	0.8%
	ACM LLC	0.1%	*
	ACCM LLC	0.1%	*
	SA Management	0.1%	*
	Arrowhead Management	1.2%	1.3%
	Capital Management	6.1%	7.4%
	Capital Management GP	6.1%	7.4%
	Management Holdings	6.1%	7.4%
	Management Holdings GP	6.1%	7.4%

* Percentage amounts to less than one-tenth of a percent of outstanding Class C Common Stock.

The percentages are based on 34,599,645 shares of Class A Common Stock and 73,323,463 shares of Class C Common Stock outstanding as of January 31, 2019, as reported in the Issuer’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2019.

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:
		Class A Common Stock	Class C Common Stock
	Credit Strategies	836,530	2,563,376
	ST Management	836,530	2,563,376
	ST Operating	836,530	2,563,376
	ST Capital	836,530	2,563,376
	ST Management Holdings	836,530	2,563,376
	A-N Credit	411,513	1,141,846
	A-N Credit Management	411,513	1,141,846
	TR Levered Yield	46,640	68,443
	TR Opportunistic	198,366	506,459
	TR Master Fund	198,366	506,459
	TR Management	198,366	506,459
	TR Enhanced	198,366	506,459
	TR Enhanced Management	245,006	574,902
	ACM LLC	21,640	28,547
	ACCM LLC	21,640	28,547
	SA Management	20,825	17,325
	Arrowhead Management	410,680	950,537
	Capital Management	2,099,361	5,455,943
	Capital Management GP	2,099,361	5,455,943
	Management Holdings	2,099,361	5,455,943
	Management Holdings GP	2,099,361	5,455,943
(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
(iv)	Shared power to dispose or to direct the disposition of:
		Class A Common Stock	Class C Common Stock
	Credit Strategies	836,530	2,563,376
	ST Management	836,530	2,563,376
	ST Operating	836,530	2,563,376
	ST Capital	836,530	2,563,376
	ST Management Holdings	836,530	2,563,376
	A-N Credit	411,513	1,141,846
	A-N Credit Management	411,513	1,141,846
	TR Levered Yield	46,640	68,443
	TR Opportunistic	198,366	506,459
	TR Master Fund	198,366	506,459
	TR Management	198,366	506,459
	TR Enhanced	198,366	506,459
	TR Enhanced Management	245,006	574,902
	ACM LLC	21,640	28,547
	ACCM LLC	21,640	28,547
	SA Management	20,825	17,325
	Arrowhead Management	410,680	950,537
	Capital Management	2,099,361	5,455,943
	Capital Management GP	2,099,361	5,455,943
	Management Holdings	2,099,361	5,455,943
	Management Holdings GP	2,099,361	5,455,943

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 1, 2019

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.
its general partner

By:	Apollo A-N Credit Advisors (APO FC-GP), LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO TR ENHANCED LEVERED YIELD LLC

By:	Apollo Total Return Enhanced Management LLC
its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Secretary

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP
its shareholder

By:	Apollo Total Return Advisors LP
its general partner

	By:	Apollo Total Return Advisors GP LLC
its general partner

	By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

By:	Apollo Total Return Master Fund Enhanced LP
its shareholder

By:	Apollo Total Return Enhanced Advisors LP
its general partner

	By:	Apollo Total Return Enhanced Advisors GP LLC
its general partner

	By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP
its general partner

By:	Apollo Total Return Advisors GP LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Advisors LP
its general partner

By:	Apollo Total Return Enhanced Advisors GP LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ARROWHEAD MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President